Exhibit 99.1

O.C. Kwon Elected to Spansion Board of Directors

SUNNYVALE, Calif., August 19, 2014 – Spansion Inc. (NYSE: CODE), a global leader in embedded systems solutions, today announced the election of O.C. Kwon to Spansion’s Board of Directors. Kwon has served as an advisor to the Board since January 2014.

Kwon has over 30 years experience in the semiconductor industry. He is currently senior advisor to SK Hynix and before that was CEO of SK Hynix.

“We are extremely pleased to welcome O.C. to Spansion’s Board of Directors. O.C is an international figure in the semiconductor industry," said John Kispert, CEO of Spansion. “He brings both leadership experience and a strong semiconductor background to Spansion’s Board and will be an excellent asset to the company.”

Kwon has served in many leadership positions in areas such as business management, development, marketing, strategic planning and manufacturing. Before his leadership appointment at SK Hynix, he held several positions with Hynix and Hyundai Electronics America. During his tenure at Hynix, he was part of many initiatives critical to the company’s business restructuring, recapitalization, strategic alliances and new business development. Most notable was his leadership in Hynix’s entry into the NAND Flash market in collaboration with ST Micro, and establishing the company’s manufacturing facility in Wuxi, China, which now produces about half of the total DRAM output of SK Hynix.

“It’s an exciting time to join Spansion’s Board, especially given the momentum in the business,” said Kwon. “I’m looking forward to working with the company’s Board of Directors, and being part of Spansion’s transformation as it continues to position itself for long-term growth and global leadership in embedded systems.”

Resources:

●	Spansion newsroom: http://news.spansion.com
●	Spansion blog: http://core.spansion.com
●	Spansion on Twitter: http://www.twitter.com/Spansion
●	Spansion on Facebook: http://www.facebook.com/Spansion
●	Spansion on LinkedIn http://www.linkedin.com/company/spansion

About Spansion

Spansion (NYSE: CODE) is a global leader in embedded systems solutions. Spansion's Flash memory, microcontrollers, analog and mixed-signal products drive the development of faster, intelligent, secure and energy efficient electronics. Spansion is at the heart of electronics systems, connecting, controlling, storing and powering everything from automotive electronics and industrial systems to the highly interactive and immersive consumer devices that are enriching people's daily lives. For more information, visit http://www.spansion.com

Spansion®, the Spansion logo, MirrorBit®, and combinations thereof, are trademarks or registered trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Spansion Press Contact:

Michele Landry

+1408-616-3817

Michele.landry@spansion.com

Spansion Investor Relations Contact:

Rahul Mathur

+1408-616-6682

rahul.mathur@spansion.com